Exhibit 99.1

CDTi Announces First Quarter 2015 Financial Results

Demonstrates traction in the DPF replacement market and broadens catalyst portfolio

Holds conference call today, May 12th, at 8:00 a.m. Pacific Time

Oxnard, California – May 12, 2015–Clean Diesel Technologies, Inc. (Nasdaq: CDTI) (“CDTi” or “the Company”), a leader in advanced emission control technology, reported financial results for the first quarter ended March 31, 2015.

Chris Harris, CDTi’s President and CEO, stated: “In the first quarter, our commercialization efforts drove results for DuraFit™ replacement diesel particulate filters (DPFs) and our broader portfolio of advanced catalysts. We secured New York City's Department of Sanitation as our first major fleet customer and have since commenced shipments, and we are close to securing our first national channel partner to distribute DuraFit DPFs. As expected, our first quarter 2015 revenue declined 10.7% year-over-year due to the wind-down of the California diesel retrofit mandate, but increased 19.3% on a sequential basis. Gross margins also improved 457 basis points over the fourth quarter of 2014 to 27.3%. We met our internal goal of $1.0 million in DuraFit sales in the first quarter and are on track to achieve our guidance of $5.0 million for the year. Meanwhile, we delivered another solid quarter in our core catalyst business as auto demand in the U.S. reached a multi-year high.

“CDTi’s transition to an advanced materials company is well underway. Initial vehicle test results indicate that our new synergized-platinum group metal (SPGM™)diesel oxidation catalysts (DOCs) can match the performance of leading DOCs in the market, while using dramatically less platinum group metal (PGM). These results also demonstrate our ability to invent innovative materials that create significant value propositions in a range of downstream markets. We intend to commercialize our SPGM DOC technology through original equipment manufacturers (OEMs) and retrofit catalyst suppliers via our powder-to-coat business model as well as incorporate it into our DuraFit line of DPF replacement parts. We expect to announce more vehicle test results in the second quarter, including for three-way catalysts (TWCs) using Spinel™ and another advanced materials platform.”

Recent Highlights

•       Secured first major fleet customer, the Department of Sanitation New York (DSNY), for DuraFit DPFs.

•       Announced initial engine and vehicle testing results demonstrating CDTi’s SPGM DOC technology achieved emission control and system performance comparable to a leading OEM catalyst product while slashing PGM usage by over 80%.

•       Outlined the underpinnings of the Spinel technology for which patents were granted in 2014 at the SAE 2015 World Congress on April 22nd.

Financial Highlights – First Quarter 2015 compared to First Quarter 2014

•       Total revenue was $10.3 million compared to $11.6 million in the first quarter of 2014.

▪    Catalyst division revenue was $6.8 million compared to $5.8 million due to increased demand from our Japanese OEM customer. Heavy Duty Diesel Systems division revenue was $4.1 million compared to $6.3 million due to a decrease in California retrofit demand partially offset by $1.0 million of DuraFit DPFs sold in the quarter. Intercompany sales are eliminated in consolidation.

•       Gross margin was 27.3% compared to 32.3% for the year-ago quarter, reflecting lower volumes of retrofits and carryover launch costs associated with the DuraFit rollout.

•       Total operating expenses were $5.5 million compared to operating expenses of $5.2 million in the first quarter of 2014 reflecting increased R&D expense on development and vehicle testing of catalysts based on new advanced materials.

•       Net loss was $3.0 million, or $0.21 per share. This compares to a loss of approximately $3.8 million, or $0.39 per share, in the same period last year.

•       The weighted average common shares outstanding were 14.2 million in the current quarter compared to 9.8 million in the first quarter of 2014. The increase in the number of shares was due principally to the two equity offerings completed in 2014.

•       Cash at March 31, 2015 was $4.3 million, compared with $7.2 million at December 31, 2014.

David Shea, CDTi’s CFO, stated: “We continue to make progress in our transformation into an advanced materials company while aggressively targeting near-term revenue opportunities with DuraFit. As such, we are reaffirming our outlook for 2015. We expect revenue of between $40 million and $45 million, as compared to $41.2 million in 2014, and of that DuraFit is expected to contribute $5.0 million. We expect a gross margin of between 25% and 28%, approaching the 30% achieved in 2014. As DuraFit sales ramp during 2015, we expect margins to improve in the back half of the year as we reduce startup costs and optimize our supply chain.”

Conference Call and Webcast Information

CDTi will host a conference call and live webcast beginning at 8:00 a.m. Pacific Time today, May 12th, to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, please dial +1 (877) 303 9240 and use conference code 32482673. International participants should dial +1 (760) 666 3571 and use the same conference code. The conference call will be webcast live on CDTi's website at www.cdti.com under the "Investor Relations" section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days and a full transcript for one year.

About CDTi

CDTi manufactures and distributes vehicle emissions control products that leverage its advanced materials technology. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology and other related technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. Reflecting its continued focus on innovation, CDTi is developing and commercializing proprietary advanced low-platinum group metal (PGM) catalysts including synergized-PGM (SPGM™), as well as zero-PGM (ZPGM™) catalysts. CDTi is headquartered in Oxnard, California and has operations in the U.K., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements, including any statements that are not statements of historical fact. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk. In this document, the Company includes forward-looking statements regarding DuraFit sales projections, expected timing of test results, continued progress in CDTi’s transformation into an advanced materials company while aggressively targeting near-term DuraFit revenue opportunities, outlook for 2015, and anticipated benefits of products and technologies.  In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, but not limited, to (i) that the Company may not be able to (a) meet expectations or projections; (b) decrease costs; (c) increase sales; (d) obtain adequate funding; (e) retain or secure customers; (f) increase its customer base; (g) protect its intellectual property; (h) successfully evolve into an advanced materials supplier or, even if successful, increase profitability; (i) successfully market new products; (j)  obtain product verifications or approvals; (k) attract or retain key personnel; or (l) realize benefits from investments; (ii) funding for and enforcement and tightening of emissions controls, standards and regulations; (iii) prices of PGM and rare earth metals;  (iv) royalty and other restrictions on sales in certain Asian countries; (v) supply disruptions or failures; (vi) regulatory, marketing and competitive factors; (vii) environmental harm or damages; and (viii) other risks and uncertainties discussed or referenced in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. In addition, any forward-looking statements represent the Company’s estimates only as of the date of such statements and should not be relied upon as representing the Company’s estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contact Information:

Becky Herrick or Cathy Mattison

LHA (IR Agency)

+1 415 433 3777

bherrick@lhai.com

cmattison@lhai.com

Clean Diesel Technologies, Inc.

Summary Statements of Operations (unaudited)

($ millions)

	3 Months Ended
	March 31,
	2015	2014
Revenues	$10.3	$11.6
Gross profit	2.8	3.7
Gross margin	27.3%	32.3%

Operating expenses:
Selling, general and administrative	3.4	3.6
Research and development	2.1	1.3
Severance and other charges	—	0.3
Total operating expenses	$5.5	$5.2

Loss from continuing operations	$(2.7)	$(1.5)
Other expense	0.2	2.1
Loss from continuing operations before income tax	(2.9)	(3.6)
Income tax expense from continuing operations	0.1	0.2
Net loss from continuing operations	(3.0)	(3.8)
Discontinued operations	—	—
Net loss	$(3.0)	$(3.8)

Basic and diluted EPS	$(0.21)	$(0.39)
Weighted shares outstanding (in millions)	14.2	9.8

Clean Diesel Technologies, Inc.

Segment Information

($ millions)

	3 Months Ended
	March 31,
	2015	2014
Revenue
Heavy Duty Diesel Systems	$4.1	$6.3
Catalyst	6.8	5.8
Eliminations	(0.6)	(0.5)
Total	$10.3	$11.6

(Loss) income from operations
Heavy Duty Diesel Systems	$(0.4)	$0.3
Catalyst	(0.5)	0.2
Corporate	(1.7)	(1.9)
Eliminations	(0.1)	(0.1)
Total	$(2.7)	$(1.5)

Clean Diesel Technologies, Inc.

Summary Balance Sheets (unaudited)

($ millions)

	As of
	March 31, 2015	December 31, 2014
Total current assets	$15.6	$18.5
Total assets	$24.8	$28.3
Total current liabilities	$14.3	$13.5
Total long-term liabilities	$7.8	$7.8
Stockholders’ equity	$2.7	$7.0

Short-term debt	$3.1	$2.8
Long-term debt	$7.5	$7.5

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